EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333‑260978) on Form S‑8 of Gold Flora Corporation of our report dated April 5, 2024, relating to the consolidated financial statements of Gold Flora Corporation, appearing in this Annual Report on Form 10‑K of Gold Flora Corporation for the year ended December 31, 2023.

/s/ Macias Gini & O’Connell LLP

Irvine, California
April 5, 2024